Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Submits Additional Data to FDA in Support of its

510(k) Application for the Use of CORTOSS® Bone Augmentation

Material in Vertebral Augmentation

Two-Year Follow-Up Period Has Been Completed

for Patients Enrolled in the CORTOSS Pivotal Study

For Immediate Release

April 1, 2009

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Wednesday, April 1, 2009 –Orthovita, Inc. (NASDAQ: VITA) announced today that it has submitted additional data to the U.S. Food and Drug Administration in support its 510(k) filing for the use of its CORTOSS Bone Augmentation Material in vertebral augmentation. This 510(k) application is intended to demonstrate that the performance of CORTOSS is substantially equivalent to polymethylmethacrylate (PMMA) bone cement.

The data submitted today includes two-year follow-up data from Orthovita’s pivotal, prospective, randomized, multi-site clinical study conducted under an FDA investigational device exemption (IDE). In the pivotal study, a total of 162 patients were treated with CORTOSS and 94 patients were treated with PMMA. The two-year follow-up period has now been completed for the pivotal study. In addition to two-year follow-up clinical data for patients enrolled in the pivotal study, Orthovita has submitted to FDA data on patients from two pilot U.S. clinical investigations conducted under FDA IDEs and from several European studies with follow-up ranging from 11 months to over 4 years.

“To our knowledge, the CORTOSS 510(k) filing contains the largest prospective, randomized, controlled clinical dataset ever assembled in the treatment of vertebral compression fractures. We are pleased with the high rate of follow-up that we obtained in the geriatric patient population that was enrolled in our pivotal study. We recognize and very much appreciate the diligence and tremendous effort shown by our clinical investigators and their staff in obtaining this critical, long-term data,” said Dr. Maarten Persenaire, Orthovita’s Chief Medical Officer.

FDA clearance of CORTOSS would permit Orthovita to market and sell the material in the United States for vertebral augmentation. CORTOSS has CE Certification for use in the European Union for screw augmentation and for vertebral augmentation. This enables CORTOSS to be sold in the European Union as well as in other countries that have adopted the European Union’s regulatory standards.

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. The orthobiologics platform offers products for the fusion, regeneration and fixation of human bone. The biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VITOSS® Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CORTOSS® Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. CORTOSS Bone Augmentation Material is approved in certain countries outside the U.S. and is under review for clearance in the U.S. for vertebral augmentation. Our hemostasis portfolio includes VITAGEL® Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and VITASURE™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products; our ability to obtain FDA clearance for CORTOSS in the United States; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Other factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risks Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.